SoFi Technologies Reports Q1 2024 Net Revenue of $645 Million and Net Income of $88 Million, Marking Second Consecutive Quarter of GAAP Profitability
54% Combined Revenue Growth in Tech Platform and Financial Services Segments Drove 26% Growth in Total Adjusted Net Revenue
Management Raises FY 24 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – April 29, 2024 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its first quarter ended March 31, 2024.
Anthony Noto, CEO of SoFi Technologies, Inc. commented: “Our first quarter was an exceptionally strong start to 2024, demonstrating significant momentum as we responsibly grow revenue and diversify toward our Financial Services and Tech Platform segments, sustain profitability, reinforce our balance sheet, and grow our member base. We delivered adjusted net revenue of $581 million, representing 26% year-over-year growth. Financial Services and Tech Platform segment revenue combined grew 54% and represented a record 42% of consolidated adjusted net revenue, offsetting flat Lending segment revenue given a more conservative approach in light of macroeconomic uncertainty.”
“We delivered adjusted EBITDA of $144 million, a 25% margin, representing 91% year-over-year growth. This equates to a 57% incremental adjusted EBITDA margin, with all three segments profitable on a contribution basis. At the same time, we further strengthened our balance sheet growing tangible book value by $608 million, ending the quarter at $4.1 billion and $3.92 of tangible book value per share up 16% sequentially."
Consolidated Results Summary

	Three Months Ended March 31,		% Change
($ in thousands, except per share amounts)	2024	2023
Consolidated – GAAP
Total net revenue	$644,995	$472,158	37%
Net income (loss)	88,043	(34,422)	n/m
Net income (loss) attributable to common stockholders – basic	77,964	(44,390)	n/m
Net income (loss) attributable to common stockholders – diluted(1)	22,523	(44,390)	n/m
Earnings (loss) per share attributable to common stockholders – basic	0.08	(0.05)	n/m
Earnings (loss) per share attributable to common stockholders – diluted(1)	0.02	(0.05)	n/m
Consolidated – Non-GAAP
Adjusted net revenue(2)	$580,648	$460,163	26%
Adjusted EBITDA(2)	144,385	75,689	91%
Tangible book value (as of period end)(3)	4,084,605	3,191,201	28%
Tangible book value per common share(3)	3.92	3.43	14%
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(1)For the three months ended March 31, 2024, diluted earnings per share of $0.02 and diluted net income attributable to common stockholders of $22,523 exclude gain on extinguishment of debt, net of tax, associated with convertible note activity during the period, as well as interest expense incurred, net of tax, related to convertible notes due 2026.
(2)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(3)Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per share is defined as tangible book value, divided by diluted weighted average common stock outstanding. Refer to Table 7 to the “Financial Tables” herein.
Noto continued: “We opportunistically executed two key transactions in the quarter. First, we issued $862.5 million of convertible notes due in 2029 at a 1.25% coupon to reduce overall financing costs. Second, we exchanged $600.0 million principal of our convertible notes due in 2026 for shares of SoFi common stock at a notable discount to par, which further strengthened our balance sheet for long-term growth. These transactions reduce upcoming maturities, have minimal impact on a fully diluted EPS basis for 2024 and are accretive to tangible book value and tangible book value per share. In terms of our regulatory capital ratios, our total capital ratio of 17.3% improved by 200 bps from 15.3% last quarter and remains comfortably above the regulatory minimum of 10.5%.

“Total deposits grew by a record of $3.0 billion, up 16% during the first quarter to $21.6 billion at quarter-end, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members. For new direct deposit accounts opened in the first quarter of 2024, the median FICO score was 744, with more than half of newly funded SoFi Money accounts setting up direct deposit by day 30. This account primacy boosted debit spend by more than threefold year-over-year to over $1.9 billion. Importantly, and as anticipated, we continue to benefit from continued strong cross-buy trends from this attractive member base into Lending and other Financial Services products.
“This growth in high quality deposits drives lower cost of funding for our loans and increases our flexibility to capture additional net interest margin (NIM) and optimize returns, a critical advantage in light of notable macroeconomic uncertainty. We saw year-over-year expansion in our net interest margin to 5.91% in the quarter. SoFi Bank, N.A. generated $100 million of GAAP net income at a 21% margin in the first quarter of 2024, and an annualized return on tangible equity of 11.7%."
Noto concluded: “Tech Platform revenue growth accelerated to 21% year-over-year, while contribution margins rose from 19% to 33% as our consistent product development and successful shift in sales strategy has enabled us to diversify growth and pursue larger, more durable revenue opportunities.
“In Lending, a record 82% of the segment’s adjusted net revenue was derived from Net Interest Income, compared to 76% last quarter and 62% in the year-ago quarter. This is a direct benefit of the strong performance of our balance sheet assets. In fact, the percent of adjusted Lending revenue from Net Interest Income has more than doubled since we launched SoFi Bank two years ago.”
Consolidated Results
SoFi reported a number of key financial achievements in the first quarter of 2024, including total GAAP net revenue of $645.0 million, which increased 37% relative to the prior-year period's $472.2 million. First quarter adjusted net revenue of $580.6 million grew 26% from the corresponding prior-year period of $460.2 million. First quarter adjusted EBITDA of $144.4 million increased 91% from the same prior year period's $75.7 million.
SoFi reported its second consecutive quarter of GAAP net income, achieving $88.0 million in the first quarter of 2024, which includes a $59.2 million one-time benefit from exchanging convertible debt in the quarter. This compares to a loss of $34.4 million in the first quarter of 2023. Diluted earnings per share for the first quarter was $0.02, which did not include a benefit from the convertible debt exchange in the quarter.
Net interest income of $402.7 million for the first quarter was up 71% and up 3% sequentially. Net interest margin of 5.91% was up from 5.48% in the prior-year quarter.
The average rate on interest-earning assets decreased by 20 basis points sequentially and increased 114 basis points versus the prior-year period, while the average rate on interest-bearing liabilities decreased 13 basis points sequentially and increased 54 basis points year-over-year. The funding of loans continued to shift toward deposits. In the first quarter of 2024, the average rate on deposits was 226 basis points lower than that of warehouse facilities.
Member and Product Growth
Continued growth of over 35% in both total members and products, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
New member additions were nearly 622,000 in the quarter, and total members reached over 8.1 million by quarter-end, up nearly 2.5 million, or 44%, from the prior year period.
Product additions were over 989,000 in the first quarter of 2024, and total products were over 11.8 million at quarter-end, up 38% from 8.6 million at the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. Beginning in the first quarter of 2024, new member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any, described in Table 6 in the “Financial Tables” herein.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
In the Financial Services segment, total products increased by 42% year-over-year, to 10.1 million from 7.1 million in the first quarter of 2023. SoFi Money (inclusive of Checking and Savings and cash management accounts) grew 61% year-over-year to 3.9 million products, SoFi Relay grew 64% year-over-year to 3.6 million products and SoFi Invest grew 1% year-over-year to 2.2 million products, but when adjusted to exclude the accounts of our now closed digital assets business, total products increased 24% year-over-year.
Lending products increased 20% year-over-year to 1.7 million products, driven primarily by continued demand for personal loan products as well as steady growth in student loan products.
Technology Platform enabled accounts increased by 20% year-over-year to 151 million.
Lending Segment Results
For the first quarter of 2024, Lending segment GAAP net revenue of $330.5 million decreased 2% from the prior year period, while adjusted net revenue for the segment remained flat year-over-year at $325.3 million. Higher loan balances and net interest margin expansion drove strong growth in net interest income of $65.5 million, or 33% year-over-year, for the first quarter of 2024. Net interest income of $266.5 million significantly exceeded directly attributable segment expenses of $117.6 million for the first quarter of 2024.

Lending segment first quarter of 2024 contribution profit was $207.7 million, down 1% from $209.9 million in the same prior-year period. Contribution margin using Lending adjusted net revenue for the first quarter of 2024 decreased to 64% from 65% in the same prior-year period. These strong margins reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2024	2023	% Change
Net interest income	$266,536	$201,047	33%
Noninterest income	63,940	136,034	(53)%
Total net revenue – Lending	330,476	337,081	(2)%
Servicing rights – change in valuation inputs or assumptions	(5,226)	(12,084)	(57)%
Residual interests classified as debt – change in valuation inputs or assumptions	73	89	(18)%
Directly attributable expenses	(117,604)	(115,188)	2%
Contribution profit	$207,719	$209,898	(1)%

Adjusted net revenue – Lending(1)	$325,323	$325,086	—%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
March 31, 2024
Unpaid principal	$14,332,874	$6,559,211	$58,304	$20,950,389
Accumulated interest	116,366	27,414	22	143,802
Cumulative fair value adjustments(1)	607,765	247,536	1,151	856,452
Total fair value of loans(2)(3)	$15,057,005	$6,834,161	$59,477	$21,950,643
December 31, 2023
Unpaid principal	$14,498,629	$6,445,586	$67,406	$21,011,621
Accumulated interest	114,541	34,357	92	148,990
Cumulative fair value adjustments(1)	717,403	245,541	(1,300)	961,644
Total fair value of loans(2)(3)	$15,330,573	$6,725,484	$66,198	$22,122,255
___________________
(1) During the three months ended March 31, 2024, the cumulative fair value adjustments for personal loans were primarily impacted by lower unpaid principal balance and higher prepayment rate, discount rate and default rate assumptions, which resulted in lower fair value marks. The cumulative fair value adjustments for student loans were primarily impacted by higher unpaid principal balance.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Weighted average coupon rate(1)	13.8%	13.8%	5.6%	5.6%
Weighted average annual default rate	4.8%	4.8%	0.6%	0.6%
Weighted average conditional prepayment rate	24.7%	23.2%	10.5%	10.5%
Weighted average discount rate	5.8%	5.5%	4.3%	4.3%
Benchmark rate(2)	4.5%	4.1%	4.1%	3.6%
___________________
(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.

First quarter Lending segment total origination volume increased 22% year-over-year, as a result of continued strong demand for personal loans and stable growth in student loan originations.
Personal loan originations of $3.3 billion in the first quarter of 2024 were up 11% year-over-year, and increased 2% sequentially, as anticipated given our more conservative approach in light of macro uncertainty. First quarter student loan volume of nearly $752 million was up 43% year-over-year, and declined 5% sequentially. First quarter home loan volume of $336 million was up 274% year-over-year, and 9% sequentially.

Lending – Originations and Average Balances
	Three Months Ended March 31,		% Change
	2024	2023
Origination volume ($ in thousands, during period)
Personal loans	$3,278,882	$2,951,358	11%
Student loans	751,680	525,373	43%
Home loans	336,148	89,787	274%
Total	$4,366,710	$3,566,518	22%
Average loan balance ($, as of period end)(1)
Personal loans	$24,259	$25,008	(3)%
Student loans	44,448	46,106	(4)%
Home loans	282,917	283,579	—%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Loans with a balance and average loan balance include loans on our balance sheet, as well as transferred loans and referred loans with which we have a continuing involvement through our servicing agreements.

Lending – Products	March 31,
	2024	2023	% Change
Personal loans	1,152,688	904,912	27%
Student loans	521,835	484,961	8%
Home loans	30,632	26,249	17%
Total lending products	1,705,155	1,416,122	20%
Technology Platform Segment Results
Technology Platform segment net revenue of $94.4 million for the first quarter of 2024 increased 21% year-over-year, versus 13% reported last quarter, inline with our guidance for accelerating growth. Contribution profit of $30.7 million for the first quarter of 2024 increased 107% year-over-year, for a margin of 33%.
In the first quarter of 2024, growth was driven by strong performance from new clients onboarded over the last three quarters, large bank deals signed in LatAm, and strong monetization of existing clients launching new products on our platform. As noted previously, we continue to make significant strides in our strategy of leveraging our unique product suite to pursue diversified growth and larger, more durable revenue opportunities.

Technology Platform – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2024	2023	% Change
Net interest income	$501	$—	n/m
Noninterest income	93,865	77,887	21%
Total net revenue – Technology Platform	94,366	77,887	21%
Directly attributable expenses	(63,624)	(63,030)	1%
Contribution profit	$30,742	$14,857	107%
Technology Platform total enabled client accounts increased 20% year-over-year, to 151.0 million up from 126.3 million in the year-prior period.

There is a robust pipeline of ongoing discussions with potential partners with large existing customer bases across both the U.S. and Latin America spanning both the financial services and non-financial services segments.

Technology Platform	March 31,
	2024	2023	% Change
Total accounts	151,049,375	126,326,916	20%
Financial Services Segment Results
Financial Services segment net revenue increased 86% in the first quarter of 2024 to a record $150.6 million from the prior year period's total of $81.1 million, helped by 65% growth in segment interchange revenue and 106% growth in net interest income. Notably, the company exceeded $1.9 billion in point of sale debit transaction volume in the first quarter of 2024, representing an annualized run rate of nearly $8 billion. Strength in the segment results was driven by new all-time high revenue for SoFi Money and lending as a service, as well as continued contributions from SoFi Invest and Credit Card.
The Financial Services segment posted a contribution profit of $37.2 million for the first quarter of 2024, reflecting a $61.4 million improvement over the comparable prior year quarter's $24.2 million loss, while contribution margin grew 7 percentage points sequentially to 25%. This is a strong testament of our ability to scale new businesses from a significant investment phase to profitability via a continuous process of optimizing unit economics and efficiently acquiring members and achieving cross buy. Monetization progress is underscored by annualized revenue per product of $59 for the first quarter of 2024, which grew 31% year-over-year. At the same time, operating leverage is evident, as the segment generated $69.5 million in incremental revenue, with only $8.0 million in incremental directly attributable expenses year-over-year, driving an 88.4% incremental contribution profit margin.

Financial Services – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2024	2023	% Change
Net interest income	$119,713	$58,037	106%
Noninterest income	30,838	23,064	34%
Total net revenue – Financial Services	150,551	81,101	86%
Directly attributable expenses	(113,377)	(105,336)	8%
Contribution profit (loss)	$37,174	$(24,235)	n/m
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by nearly 3.0 million, or 42%, year-over-year, bringing the total to 10.1 million at quarter-end. In the first quarter of 2024, SoFi Money reached 3.9 million products, Relay reached 3.6 million and SoFi Invest reached 2.2 million products.
Most notably, SoFi Money offers an APY of up to 4.60% as of April 29, 2024, no minimum balance requirement nor balance limits, FDIC insurance through a network of participating banks of up to $2 million, a host of free features and a unique rewards program. Total deposits grew 16% during the first quarter to $21.6 billion at quarter-end, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members. More than half of newly funded SoFi Money accounts were setting up direct deposit by day 30 in the first quarter of 2024.

Financial Services – Products	March 31,
	2024	2023	% Change
Money(1)	3,880,021	2,413,013	61%
Invest	2,224,705	2,210,915	1%
Credit Card	254,617	193,236	32%
Referred loans(2)	59,555	44,586	34%
Relay	3,613,686	2,205,931	64%
At Work	92,389	70,560	31%
Total financial services products	10,124,973	7,138,241	42%
___________________
(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services.
Guidance and Outlook
2024 remains a transitional year for SoFi as the Tech Platform and Financial Services segments together are expected to drive growth and increase from 38% of total adjusted net revenue in 2023 to approximately 50% for the full year of 2024. For the full year 2024, management expects to deliver adjusted net revenue of $2.39 to $2.43 billion, which is $25 million higher than the implied prior guidance range of $2.365 to $2.405 billion. This guidance assumes Lending revenue will be 92% to 95% of 2023 levels, which is unchanged from prior guidance, Tech Platform will grow approximately 20% year over year, which is also unchanged, and Financial Services revenue is expected to grow more than 75% year over year.
Additionally, management now expects to deliver adjusted EBITDA of $590 to $600 million, above prior guidance of $580 to $590 million. This represents 15 to 17% adjusted net revenue growth and a 25% Adjusted EBITDA margin. Management now expects full-year GAAP net income of $165 to $175 million, above prior guidance of $95 to $105 million, and GAAP EPS of $0.08 to $0.09, above prior guidance of $0.07 to $0.08.
Management now expects growth in tangible book value of approximately $800 million to $1 billion for the year versus previous guidance of $300 to $500 million, given the benefits of the recent convertible debt exchange along with the effects of new convertible issuance. We now expect to end the year with a total capital ratio of over 16%, due to those transactions versus our previous guidance of 14%. We continue to expect to add at least 2.3 million new members in 2024, which represents 30% growth.
For the second quarter of 2024, management expects to deliver adjusted net revenues of $555 to $565 million, adjusted EBITDA of $115 to $125 million and Net Income of $5 to $10 million.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and gross margin. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the second quarter of 2024 adjusted net revenue, adjusted EBITDA, adjusted EBITDA margin and GAAP net income, our expectations regarding full year 2024 adjusted EBITDA, adjusted EBITDA margin, GAAP net income, and adjusted net revenue growth, our expectations regarding our ability to continue to grow our business and launch new business lines and products, improve our financials and increase our member, product and total accounts count, our ability to achieve diversified growth and larger, more durable revenue, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “continue”, “expect”, “growth”, “may”, “plan”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, fluctuating inflation and interest rates, and volatility from global events; (ii) our ability to achieve and maintain profitability, operating efficiencies and continued growth across our three businesses in the future, as well as our ability to continue to achieve GAAP net income profitability and expected GAAP net income margins; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (ix) the success of our continued investments in our Financial Services segment and in our business generally; (x) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiii) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xiv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xv) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvi) our ability to maintain the security and reliability of our products; and (xvii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its more than 8.1 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like Credentialed Financial Planners (CFP®), exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Condensed Consolidated Cash Flow Data
6.    Company Metrics
7.    Segment Financials

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended March 31,
	2024	2023
Interest income
Loans and securitizations	$620,228	$360,396
Other	45,683	11,168
Total interest income	665,911	371,564
Interest expense
Securitizations and warehouses	40,921	54,324
Deposits	211,451	73,116
Corporate borrowings	10,711	8,000
Other	110	114
Total interest expense	263,193	135,554
Net interest income	402,718	236,010
Noninterest income
Loan origination, sales, and securitizations	57,000	123,334
Servicing	6,974	12,742
Technology products and solutions	85,672	72,801
Other	92,631	27,271
Total noninterest income	242,277	236,148
Total net revenue	644,995	472,158
Noninterest expense
Technology and product development	130,920	117,059
Sales and marketing	167,366	175,154
Cost of operations	100,061	83,908
General and administrative	145,240	123,689
Provision for credit losses	7,182	8,407
Total noninterest expense	550,769	508,217
Income (loss) before income taxes	94,226	(36,059)
Income tax (expense) benefit	(6,183)	1,637
Net income (loss)	$88,043	$(34,422)

Earnings (loss) per share
Earnings (loss) per share – basic	$0.08	$(0.05)
Earnings (loss) per share – diluted	$0.02	$(0.05)
Weighted average common stock outstanding – basic	982,617,492	929,270,723
Weighted average common stock outstanding – diluted	1,042,476,501	929,270,723

Table 2
Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2024	2023
Total net revenue	$644,995	$472,158
Servicing rights – change in valuation inputs or assumptions(1)	(5,226)	(12,084)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	73	89
Gain on extinguishment of debt(3)	(59,194)	—
Adjusted net revenue	$580,648	$460,163

	Three Months Ended March 31,
($ in thousands)	2024	2023
Total net revenue – Lending	$330,476	$337,081
Servicing rights – change in valuation inputs or assumptions(1)	(5,226)	(12,084)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	73	89
Adjusted net revenue – Lending	$325,323	$325,086
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued. These non-cash charges are not indicative of our core operating performance, and as such are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in warrant liabilities, (x) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (xi) gain on extinguishment of debt, and (xii) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance. We reconcile adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2024	2023
Net income (loss)	$88,043	$(34,422)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	10,711	8,000
Income tax expense (benefit)(2)	6,183	(1,637)
Depreciation and amortization(3)	48,539	45,321
Share-based expense	55,082	64,226
Restructuring charges(4)	—	4,953
Impairment expense(5)	—	1,243
Foreign currency impact of highly inflationary subsidiaries(6)	174	—
Servicing rights – change in valuation inputs or assumptions(7)	(5,226)	(12,084)
Residual interests classified as debt – change in valuation inputs or assumptions(8)	73	89
Gain on extinguishment of debt(9)	(59,194)	—
Total adjustments	56,342	110,111
Adjusted EBITDA	$144,385	$75,689
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.. Revolving credit facility interest expense in the 2024 period increased due to higher interest rates relative to the prior year periods on identical outstanding debt. Convertible note interest expense in the 2024 period increased related to the issuance of interest-bearing convertible senior notes during the period.
(2)Our income tax positions in both the 2024 and 2023 periods were impacted by income tax expenses associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required, as well as federal taxes where our tax credits and loss carryforwards may be limited. Our income tax benefit position in the 2023 period was primarily attributable to income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys.
(3)Depreciation and amortization expense for the 2024 period increased compared to the 2023 period primarily in connection with growth in our internally-developed software balance.
(4)Restructuring charges in the 2023 period primarily included employee-related wages, benefits and severance associated with a reduction in headcount in our Technology Platform segment, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense in the 2023 period relates to a sublease arrangement, which is not indicative of our core operating performance.
(6)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger. For the year ended December 31, 2023, all amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.
(7)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations..
(9)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued. These non-cash charges are not indicative of our core operating performance, and as such are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$3,693,390	$3,085,020
Restricted cash and restricted cash equivalents	454,518	530,558
Investment securities (includes available-for-sale securities of $838,506 and $595,187 at fair value with associated amortized cost of $839,936 and $596,757, as of March 31, 2024 and December 31, 2023, respectively)	973,098	701,935
Loans held for sale, at fair value	15,116,482	15,396,771
Loans held for investment, at fair value	6,834,161	6,725,484
Loans held for investment, at amortized cost (less allowance for credit losses of $51,313 and $54,695, as of March 31, 2024 and December 31, 2023, respectively)	1,250,231	836,159
Servicing rights	240,752	180,469
Property, equipment and software	228,049	216,908
Goodwill	1,393,505	1,393,505
Intangible assets	347,495	364,048
Operating lease right-of-use assets	87,362	89,635
Other assets (less allowance for credit losses of $2,109 and $1,837, as of March 31, 2024 and December 31, 2023, respectively)	686,717	554,366
Total assets	$31,305,760	$30,074,858
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$21,550,137	$18,568,993
Noninterest-bearing deposits	54,457	51,670
Total deposits	21,604,594	18,620,663
Accounts payable, accruals and other liabilities	554,185	549,748
Operating lease liabilities	105,556	108,649
Debt	2,891,317	5,233,416
Residual interests classified as debt	4,129	7,396
Total liabilities	25,159,781	24,519,872
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; 3,234,000 and 3,234,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,056,491,365 and 975,861,793 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	105	97
Additional paid-in capital	7,543,808	7,039,987
Accumulated other comprehensive loss	(2,088)	(1,209)
Accumulated deficit	(1,716,220)	(1,804,263)
Total permanent equity	5,825,605	5,234,612
Total liabilities, temporary equity and permanent equity	$31,305,760	$30,074,858

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended March 31, 2024			Three Months Ended March 31, 2023
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,120,567	$37,268	4.80%	$1,786,522	$8,369	1.87%
Investment securities	767,789	10,202	5.34	437,717	5,739	5.24
Loans	23,540,252	618,441	10.57	15,015,721	357,342	9.52
Total interest-earning assets	27,428,608	665,911	9.76	17,239,960	371,450	8.62
Total noninterest-earning assets	3,006,934			3,072,248
Total assets	$30,435,542			$20,312,208
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,528,655	$11,398	1.81%	$1,927,612	$12,852	2.67%
Savings deposits	14,317,371	162,445	4.56	5,471,347	48,160	3.52
Time deposits	2,974,750	37,608	5.08	1,193,181	12,104	4.06
Total interest-bearing deposits	19,820,776	211,451	4.29	8,592,140	73,116	3.40
Warehouse facilities	2,141,601	34,860	6.55	2,904,509	40,176	5.53
Securitization debt	333,957	3,658	4.40	874,369	10,426	4.77
Other debt	1,751,789	13,224	3.04	1,646,367	11,581	2.81
Total debt	4,227,347	51,742	4.92	5,425,245	62,183	4.58
Residual interests classified as debt	5,004	—	—	16,301	141	3.46
Total interest-bearing liabilities	24,053,127	263,193	4.40	14,033,686	135,440	3.86
Total noninterest-bearing liabilities	718,828			704,071
Total liabilities	24,771,955			14,737,757
Total temporary equity	320,374			320,374
Total permanent equity	5,343,213			5,254,077
Total liabilities, temporary equity and permanent equity	$30,435,542			$20,312,208

Net interest income		$402,718			$236,010
Net interest margin			5.91%			5.48%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2024	2023
Net cash provided by (used in) operating activities	$738,248	$(2,212,760)
Net cash used in investing activities	(1,261,184)	(40,153)
Net cash provided by financing activities	1,055,445	3,384,418
Effect of exchange rates on cash and cash equivalents	(179)	(293)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$532,330	$1,131,212
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	3,615,578	1,846,302
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$4,147,908	$2,977,514

Table 6
Company Metrics

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Members	8,131,720	7,541,860	6,957,187	6,240,091	5,655,711	5,222,533	4,742,673	4,318,705	3,868,334
Total Products	11,830,128	11,142,476	10,447,806	9,401,025	8,554,363	7,894,636	7,199,298	6,564,174	5,862,137
Total Products — Lending segment	1,705,155	1,663,006	1,593,906	1,503,892	1,416,122	1,340,597	1,280,493	1,202,027	1,138,566
Total Products — Financial Services segment	10,124,973	9,479,470	8,853,900	7,897,133	7,138,241	6,554,039	5,918,805	5,362,147	4,723,571
Total Accounts — Technology Platform segment	151,049,375	145,425,391	136,739,131	129,356,203	126,326,916	130,704,351	124,332,810	116,570,038	109,687,014

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by the Company or a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ in thousands, except share and per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Lending
Net interest income	$266,536	$262,626	$265,215	$231,885	$201,047	$183,607	$139,516	$114,003	$94,354
Total noninterest income	63,940	90,500	83,758	99,556	136,034	144,584	162,178	143,114	158,635
Total net revenue	330,476	353,126	348,973	331,441	337,081	328,191	301,694	257,117	252,989
Adjusted net revenue(1)	325,323	346,541	342,481	322,238	325,086	314,930	296,965	250,681	244,372
Contribution profit(2)	207,719	226,110	203,956	183,309	209,898	208,799	180,562	141,991	132,651
Technology Platform
Net interest income	$501	$941	$573	$—	$—	$—	$—	$—	$—
Total noninterest income	93,865	95,966	89,350	87,623	77,887	85,652	84,777	83,899	60,805
Total net revenue(2)	94,366	96,907	89,923	87,623	77,887	85,652	84,777	83,899	60,805
Contribution profit	30,742	30,584	32,191	17,154	14,857	16,881	19,536	21,841	18,255
Financial Services
Net interest income	$119,713	$109,072	$93,101	$74,637	$58,037	$45,609	$28,158	$12,925	$5,882
Total noninterest income	30,838	30,043	25,146	23,415	23,064	19,208	20,795	17,438	17,661
Total net revenue	150,551	139,115	118,247	98,052	81,101	64,817	48,953	30,363	23,543
Contribution profit (loss)(2)	37,174	25,060	3,260	(4,347)	(24,235)	(43,588)	(52,623)	(53,700)	(49,515)
Corporate/Other
Net interest income (expense)	$15,968	$17,002	$(13,926)	$(15,396)	$(23,074)	$(20,632)	$(9,824)	$(4,199)	$(5,303)
Total noninterest income (loss)	53,634	9,254	(6,008)	(3,702)	(837)	(1,349)	(1,615)	(4,653)	(1,690)
Total net revenue (loss)(2)	69,602	26,256	(19,934)	(19,098)	(23,911)	(21,981)	(11,439)	(8,852)	(6,993)
Consolidated
Net interest income	$402,718	$389,641	$344,963	$291,126	$236,010	$208,584	$157,850	$122,729	$94,933
Total noninterest income	242,277	225,763	192,246	206,892	236,148	248,095	266,135	239,798	235,411
Total net revenue	644,995	615,404	537,209	498,018	472,158	456,679	423,985	362,527	330,344
Adjusted net revenue(1)	580,648	594,245	530,717	488,815	460,163	443,418	419,256	356,091	321,727
Net income (loss)	88,043	47,913	(266,684)	(47,549)	(34,422)	(40,006)	(74,209)	(95,835)	(110,357)
Adjusted EBITDA(1)	144,385	181,204	98,025	76,819	75,689	70,060	44,298	20,304	8,684
Total permanent equity	5,825,605	5,234,612	5,053,388	5,257,661	5,234,072	5,208,102	5,181,003	5,186,180	5,210,299
Tangible book value (as of period end)(3)	4,084,605	3,477,059	3,272,576	3,204,883	3,191,201	3,142,956	3,101,281	3,079,681	3,089,079
Weighted average common stock outstanding – diluted	1,042,476,501	1,029,303,297	951,183,107	936,569,420	929,270,723	922,936,519	916,762,973	910,046,750	852,853,596
Tangible book value per common share	3.92	3.38	3.44	3.42	3.43	3.41	3.38	3.38	3.62
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.
(3)Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per share is defined as tangible book value, divided by diluted weighted average common stock outstanding.